Exhibit 5.12

BASS, BERRY & SIMS PLC
KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW Reply To: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Transbas, Inc., a Tennessee corporation (the “Tennessee Subsidiary”), which is a wholly-owned subsidiary of United Agri Products, Inc., a Delaware corporation (the “Issuer”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, together with the amendments thereto filed through the date hereof being referred to as the “Registration Statement”) by the Issuer and the guarantors listed therein (the “Guarantors”), including the Tennessee Subsidiary. The Registration Statement relates to the Issuer’s proposed offer to exchange up to $203,500,000 principal amount of the Issuer’s 8 ¼% Senior Notes due 2011 that have been registered under the Securities Act (the “Exchange Notes”), which Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”), for a like principal amount of the Issuer’s outstanding 8 ¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes also have been guaranteed by each of the Guarantors. The defined terms used herein shall have the meaning given in the Indenture (as defined below) unless otherwise defined herein.

This opinion is being delivered at the request of the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel to the Issuer.

In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

2. a copy of the Indenture, dated as of December 16, 2003 (the “Indenture”) among the Issuer, the Guarantors and JPMorgan Chase Bank, as trustee, and the Guarantee of the Tennessee Subsidiary included therein;

3. the Charter of the Tennessee Subsidiary as currently in effect;

4. the By-laws of the Tennessee Subsidiary as currently in effect;

5. copies of the executed Unanimous Written Consent of the Directors of the Tennessee Subsidiary, dated December 11, 2003, relating to the Indenture and the Guarantee of the Tennessee Subsidiary included therein and the other transactions contemplated by the Registration Statement; and

6. a certificate of existence of recent date issued by the Tennessee Secretary of State to the effect that the Tennessee Subsidiary is duly incorporated and existing under the laws of the State of Tennessee, and is in good standing and duly authorized to transact business in the State of Tennessee.

In preparing this opinion, we have relied without independent verification as to matters of fact material to this opinion upon the statements, certificates and representations and warranties of officers, employees and other representatives of the Tennessee Subsidiary, including but not limited to the representations and warranties in the Indenture and the Guarantees included therein. For purposes of the opinion on good standing of the Tennessee Subsidiary, we have relied solely upon a certificate of existence of recent date issued by the Tennessee Secretary of State.

For purposes of our opinion, we have relied, without investigation, upon the assumption that:

(a) Natural persons who are involved on behalf of the Tennessee Subsidiary have sufficient legal capacity to enter into and perform the transactions effected under the Indenture and the Guarantee of the Tennessee Subsidiary included therein;

(b) Each document submitted to us for review is accurate and complete and each document that is an original is authentic;

(c) Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine and each certificate issued by a governmental official, office or agency concerning a person’s status, including but not limited to certificates of corporate existence, is accurate, complete and authentic; and

(d) All official public records (including their proper indexing and filing) are accurate and complete.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

1. The Tennessee Subsidiary is a corporation validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power and corporate authority under Tennessee law to execute, deliver and perform its obligations under the Indenture and the Guarantee of the Tennessee Subsidiary included therein.

2. The issuance of the Guarantee of the Tennessee Subsidiary has been duly authorized by all necessary corporate action on the part of the Tennessee Subsidiary.

3. The execution, delivery and performance by the Tennessee Subsidiary of the Indenture and the Guarantee of the Tennessee Subsidiary included therein do not and will not violate such corporation’s Charter or By-laws.

This opinion is limited in all respects to the laws of the State of Tennessee, as now in effect and we assume no obligation to advise you of changes in laws or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States.

The opinions expressed above are subject to the effect of bankruptcy, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, insolvency (whether measured on a balance sheet, liquidity or other customary basis) or other similar laws affecting creditors of the Tennessee Guarantor.

This opinion is being rendered at the request of the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel for the Issuer.

We hereby consent to the use of this opinion as Exhibit 5.12 to the Registration Statement and to the reference to our law firm under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/    Bass, Berry & Sims PLC